                                                                     EXHIBIT 3.1
                                                                     -----------

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           JFAX COMMUNICATIONS, INC.



          JFAX Communications, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

          1. The name of the Corporation is JFAX Communications, Inc. The date of filing of its original certificate of incorporation with the Secretary of State was December 14, 1995 and the name under which it was originally incorporated was JFAX Communications, Inc.

          2. This restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of said Corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by written consent of the holders of a majority of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

          3. The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full:

          FIRST.  The name of the Corporation is JFAX.COM, Inc.

          SECOND. The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporate Agents, Inc.

          THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH. (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 201,000,000, of which 200,000,000 shares of the par value of $0.01 per share shall be designated as Common Stock and 1,000,000 shares of the par value of $0.01 per share shall be designated as Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

          (i) the distinctive serial designation of such series which shall distinguish it from other series;

          (ii)  the number of shares included in such series;

          (iii) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

          (iv) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

          (v) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

          (vi) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

          (vii) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

          (viii) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

          (ix) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of
Section 242(b)(2) of the General Corporation Law of Delaware or any corresponding provision hereafter enacted.

          (b) The Board of Directors has provided for the issuance of a series of Preferred Stock of the Corporation consisting of 5,000 shares of Series A Usable Redeemable Preferred Stock with the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions as follows:

          (i)  Designation and Amount.  The designation of the series of
               ----------------------
     preferred stock shall be "Series A Usable Redeemable Preferred Stock," par value $.01 per share (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be 5,000. The Series A Preferred Stock shall be assigned a stated value of $1,000 per share (the "Stated Value").

          (ii)  Dividends.  (a)  Rate, etc.  The holders of the Series A
                                 ----------
     Preferred Stock as of the related Dividend Record Date (as defined below) shall be entitled to receive, when and if declared by the Board of Directors out of funds legally available therefore, dividends from the date of issue thereof at the rate of 15.0% per annum (calculated by reference to the Stated Value and all accrued but unpaid dividends), payable quarterly on the last day in December, March, June and September of each year (each a "Dividend Payment Date"), commencing September 30, 1998 until such time as the Series A Preferred Stock is redeemed or retired in full. Such dividends shall accrue on a daily basis and shall be cumulative on each share from the date of original issuance of the shares of Series A Preferred Stock (the "Original Issue Date"). The "Dividend Record Date" with respect to the next succeeding Dividend Payment Date shall be the date ten (10) Business Days prior to such Dividend Payment Date. The term "Business Day" shall mean a day other than a Saturday or Sunday, any federal holiday or any day on which banks in the City of New York are closed.

          (b)  Limitations on Dividends, etc. on Junior Stock.  For so long as
               ----------------------------------------------
     any Series A Preferred Stock remains outstanding, the Corporation shall not
     (1) declare or pay any dividend or make any distribution on

     (A) the common stock, $.01 par value per share (the "Common Stock"), of the Corporation or (B) on any other class or series of capital stock (together with the Common Stock, the "Junior Stock"), other than a dividend or distribution made in shares of Junior Stock or (2) make any purchase, redemption, retirement or other acquisition of any share of Junior Stock, or of any option, warrant or other right to acquire the Corporation's capital stock, or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption, retirement or acquisition thereof (each of the foregoing actions being referred to herein as a "Restricted Payment"); provided, however, that this restriction shall not apply (a) to the repurchase for an aggregate purchase price of up to $1.0 million for all employees and directors after the Original Issue Date of shares of Junior Stock or options to purchase Junior Stock held by employees or directors of the Corporation upon the termination of employment or office of such employee or director, or (b) the purchase, redemption, retirement or other acquisition of Junior Stock in connection with a Change of Control (as defined herein) in which clause (iv) is complied with; and provided, further, that, so long as (i) there is no outstanding amount that is due and payable on the Series A Preferred Stock (whether by reason of optional redemption, mandatory redemption, change of control redemption or otherwise), (ii) the Corporation is not in breach or default of any of its obligations under the Certificate of Incorporation or the Preferred Stock and Warrants Purchase Agreement dated on or about the Original Issue Date between the Corporation and the investors signatories thereto pursuant to which the Series A Preferred Stock was originally issued (the "Preferred Stock and Warrants Purchase Agreement") and (iii) all dividends on the Series A Preferred Stock accrued and unpaid shall have been paid in full in cash, this restriction shall not apply to an aggregate amount of dividends declared or paid during the period commencing on the Original Issue Date and ending on the date of declaration or payment of such dividend equal to 50% of Consolidated Net

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     Income for a period commencing July 1, 1998 and ending on the date of declaration or payment of such dividend (the "Consolidated Net Income Period") (or minus 100% of Consolidated Net Income for such Consolidated Net Income Period if Consolidated Net Income for such Consolidated Net Income Period is a loss).

          As used herein:

          "Consolidated Net Income" means, with reference to any period, the net
           -----------------------
     income (or loss) of the Corporation and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with United States generally accepted accounting principles consistently applied ("GAAP"), after eliminating all offsetting debits and credits between the Corporation and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Corporation and its Subsidiaries in accordance with GAAP, provided that there shall be excluded:

          (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Corporation or a Subsidiary, and the income (or loss) of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person prior to the date of acquisition,

          (b) the income (or loss) of any Person (other than a Subsidiary) in which the Corporation or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Corporation or such Subsidiary in the form of cash dividends or similar cash distributions,

          (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such

              Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary,

          (d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period,

          (e) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (i) all non-current assets and, without duplication,
              (ii) the following, whether or not current: all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all securities),

          (f) any gains resulting from any write-up of any assets (but not any loss resulting from any write-down of any assets),

          (g) any net gain from the collection of the proceeds of life insurance policies,

          (i) any gain arising from the acquisition of any security, or the extinguishment, under GAAP, of any indebtedness, of the Corporation or any Subsidiary,

          (j) any net income or gain (but not any net loss) during such period from (i) any change in accounting principles in accordance with GAAP, (ii) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, (iii) any extraordinary items, or (iv) any discontinued operations or the disposition thereof,

          (k) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary,

          (l) in the case of a successor to the Corporation by consolidation or merger or as a transferee of its assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets, and

          (m) any portion of such net income that cannot be freely converted into United States dollars.

          "Subsidiary" as to any Person shall mean a corporation or other entity
           ----------
     of which shares or similar stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation or entity are at the time owned, directly or indirectly, through one or more intermediaries, by such Person. Except as otherwise expressly indicated herein, references to Subsidiaries shall mean any Subsidiaries of the Corporation.

          "Person" shall mean an individual, partnership, corporation,
           ------
     (including a business trust), a limited liability company, joint stock company, trust, unincorporated association, joint venture, or other entity, or a government, or any political subdivision or agency of any of the foregoing

          (iii)  Liquidation.  (a)  Preference Upon Liquidation, Dissolution or
                 -----------        -------------------------------------------
     Winding Up.  In the event of any liquidation, dissolution or winding up of
     ----------
     the affairs of the Corporation (any and all such events, a "liquidation"), whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding shall be entitled, before any distribution or payment is made upon the shares of Junior Stock or any shares of any other class of stock of the Corporation, to be paid for each share of Series A Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends (the "Liquidation Preference Price"). Except as provided in this paragraph, the holders of Series A Preferred Stock shall not be entitled to any other distribution in respect of shares of Series A Preferred Stock in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

          (b)  Insufficient Assets.  If, upon any liquidation of the
               -------------------
     Corporation, the assets of the Corporation, after payment or provision for liabilities, are insufficient to pay the holders of shares of the Series A Preferred Stock then outstanding the full amount to which they shall be entitled, the entire net assets shall be distributed to the holders of the Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock held by each such holder.

          (c)  Rights of Other Holders.  In the event of any liquidation, after
               -----------------------
     payment shall have been made to the holders of the Series A Preferred Stock of all preferential amounts to which they shall be entitled, the holders of shares of Junior Stock and other capital stock of the Corporation shall receive out of any remaining net assets available for distribution such amounts as to which they are entitled by the terms thereof.

          (iv)  Redemption.  (a)  Optional Redemption.  The Series A Preferred
                ----------        -------------------
     Stock shall be subject to redemption, at the option of the Corporation, in whole or in part, at any time after July 1, 1999 and prior to July 1, 2005
     (i) on or prior to July 1, 2000 at a per share redemption price payable in cash out of funds legally available therefor equal to 115% of the amount equal to the sum of the Stated Value plus accrued but unpaid dividends,
     (ii) after July 1, 2000 and on or prior to July 1, 2001 at a per share redemption price

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     payable in cash out of funds legally available therefor equal to 107-1/2%
     of the amount equal to the sum of the Stated Value plus accrued but unpaid dividends and (iii) after July 1, 2001 at a per share redemption price payable in cash out of funds legally available therefore equal to 100% of the amount equal to the sum of the Stated Value plus accrued but unpaid dividends (each, an "Optional Redemption").

          (b)  Mandatory Redemption.  All outstanding shares of Series A
               --------------------
     Preferred Stock shall be redeemed by the Corporation on July 1, 2005 (the "Mandatory Redemption Date"), at a per share redemption price equal to the Liquidation Preference Price payable in cash out of funds legally available therefor (the "Mandatory Redemption").

          (c)  Change of Control.  Upon the occurrence of a Change of Control
               -----------------
     (as defined below), unless the holders of at least 66-2/3% of the Series A Preferred Stock approve such Change of Control in writing, each holder of Series A Preferred Stock has the option to require the Corporation to redeem all of the outstanding shares of the Series A Preferred Stock (or any portion thereof) held by such holder (i) in the case of a Change of Control that occurs on or prior to July 1, 1999, at a per share redemption price payable in cash out of funds legally available therefor equal to the Stated Value, and (ii) in the case of a Change of Control that occurs after July 1, 1999, at a per share redemption price payable in cash out of funds legally available therefore equal to the sum of the Stated Value plus all accrued but unpaid dividends from and after the Original Issue Date minus the amount of all unpaid dividends that accrued on or before July 1, 1999.

          "Acceptable Controlling Person" shall mean any of Orchard/JFAX
           -----------------------------
     Investors, L.L.C. or any other entity controlled by Richard Ressler.

          "Change of Control" shall mean the occurrence of any of the following:
           -----------------

               (i)  the acquisition or holding by

                    (x) any person (as such term is used in section 13(d) and
               section 14(d)(2) of the Exchange Act as in effect on the Closing
               Date), other than an Acceptable Controlling Person or the Investors, or

                    (y) related Persons constituting a group (as such term is
               used in Rule 13d-5 under the Exchange Act as in effect on the Closing Date), other than related Acceptable Controlling Persons or Investors constituting such a group,

     of legal and/or beneficial ownership of more than 35% of the Common Stock or any securities convertible into more than 35% of the Common Stock of the Corporation, outstanding at such time if at such time the owners of Common Stock on the Original Issue Date and the Investors beneficially own in the aggregate less than a majority of the Common Stock or any securities convertible into less than a majority of the Common Stock (excluding for such purpose persons who own shares through any employee benefit plan of the Corporation in connection therewith);

               (ii) all or substantially all of the assets of the Corporation are sold or otherwise transferred, in a single transaction or in a series of related transactions, to any other Person;

               (iii) any merger, consolidation or other similar transaction of, or in respect of, the Corporation which results in the failure by the owners of Common Stock on the Original Issue Date and the Investors to, directly or indirectly in the aggregate, maintain beneficial ownership and voting control of at least fifty percent (50%) of the outstanding common stock of the surviving entity in such merger, consolidation or similar transaction; or

               (iv) any liquidation or dissolution of the Corporation, or action taken by the Board of Directors of the Corporation to authorize any such liquidation or dissolution.

          Any sale of assets of the Corporation (or any of its Subsidiaries) which generated 2/3 or more of the revenues of the Corporation (on a consolidated basis) during the immediately preceding fiscal year shall constitute a "Change of Control".

          "Change of Control Event" shall mean the earlier of the occurrence of
           -----------------------
     a Change of Control or the Corporation acquiring knowledge of a pending Change of Control.

          "Investors" shall mean investors under the Securities Purchase
           ---------
     Agreement dated on or about the Original Issue Date among the Corporation and the investors signatories thereto and under the Preferred Stock and Warrants Purchase Agreement.

               (d) Notice of Redemption. The Corporation shall give each holder
                   --------------------
     of Series A Preferred Stock written notice of any Optional Redemption not less than thirty (30) days nor more than forty-five (45) days prior to the proposed redemption date, specifying such redemption date (each, an "Optional Redemption Date"), the per share redemption price and the number of such holder's shares to be redeemed on such date. The Corporation shall give each holder of Series A Preferred Stock written notice (a "Notice of Change of Control Event") within five (5) days after the Corporation or any of its executive officers or directors obtains knowledge of the occurrence of a Change of Control Event, specifying that a Change of Control Event has occurred, the material facts and circumstances of such Change of Control Event, the per share redemption price, if applicable, and instructions that a holder of Series A Preferred Stock must follow in order to have his shares redeemed. Within five (5) days after receipt of a Notice of Change of Control Event, a holder of shares of Series A Preferred Stock may, at his option, if applicable, give notice to the Corporation specifying the number of shares of Series A Preferred Stock, if applicable, held by such holder that such holder requires the Corporation to redeem. The redemption date for any Change of Control Event (each, a "Change of Control Redemption Date") shall be the twenty-fifth day following the occurrence of the Change of Control. In the event some or all of the shares of Series A Preferred Stock are not tendered for redemption, the holder of such shares not so tendered shall be deemed to have consented to the redemption by the Corporation of any Junior Stock being prepaid, retired or exchanged pursuant to a Change of Control Event, notwithstanding any approval rights of holders of Series A Preferred Stock pursuant to clause (v) hereof.

          (e)  Effect of Redemption.  On the date established for redemption
               --------------------
     pursuant to clause (iv) hereof, all rights in respect of the shares of Series A Preferred Stock to be redeemed, except the right to receive the applicable redemption price, shall cease and terminate (unless default shall be made by the Corporation in the payment of the applicable redemption price, in which event such rights shall be exercisable until such default is cured), and such shares shall no longer be deemed to be outstanding, notwithstanding that any certificates representing such shares shall not have been surrendered to the Corporation. All shares of Series A Preferred Stock redeemed pursuant to this clause (iv) shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock.

          (f)  Funds for Redemption.  No shares of Series A Preferred Stock may
               --------------------
     be redeemed except with funds legally available therefor.

          (v) Voting Rights.  (a)  Voting as a Class with the Common Stock.  The
              -------------        ---------------------------------------
     holders of Series A Preferred Stock shall be entitled to vote together with the holders of shares of Common Stock and any other class or series of capital stock or other securities entitled to vote with the Common Stock as a single class (with the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock and the holders of such other class or series voting together as a single class), on all matters to be voted upon by the Common Stock, and shall not have any additional voting rights other than the rights specified below in this clause (v) or otherwise required by law. Each share of Series A Preferred Stock shall be entitled to such number (rounded to the nearest whole number) of votes at any time as equals the number of shares of Common Stock issuable at such time upon exercise of all unexercised Warrants (as defined in the Preferred Stock and Warrants Purchase Agreement) divided by the number of outstanding shares of Series A Preferred Stock.

          (b)  Voting as a Single Class.  The Corporation shall not, without the
               ------------------------
     affirmative consent or approval of the holders of shares representing 66-2/3% of the shares of Series A Preferred Stock then outstanding, voting as a single class (such consent or approval to be given by written consent in lieu of a meeting if allowable under the Corporation's Certificate of Incorporation or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series A Preferred Stock): (i) take any action, including causing any amendment, alteration or repeal of any of the provisions of the Corporation's Certificate of Incorporation that may alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect the holders thereof adversely, (ii) reclassify any existing shares or create any other class or series of stock having a preference over or ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation, (iii) effect any redemption or repurchase of any Junior Stock other than in connection with the exercise by the

     Corporation of its repurchase rights for a maximum aggregate purchase price of up to $1.0 million of shares of Junior Stock or options to purchase Junior Stock issued to employees or directors of the Corporation upon a termination of employment or office, or in connection with a Change of Control in which clause (iv) above is complied with, (iv) file a voluntary petition seeking liquidation, dissolution or winding up of the Corporation or (v) consolidate or merge with or into any Person in a transaction that does not constitute a Change of Control unless, after giving effect to such merger or consolidation, the Consolidated Net Worth of the surviving Person in such merger or consolidation would not be less than the Consolidated Net Worth of the Corporation immediately prior to such merger or consolidation. As used herein, "Consolidated Net Worth" of any Person shall mean the consolidated total stockholders' equity of such Person and its Subsidiaries, as determined in accordance with GAAP.

          (vi) Additional Board Designation Rights Upon Exercise of Triggering
               ---------------------------------------------------------------
     Event Option.
     ------------

               (a) For purposes of this clause (vi), a "Triggering Event" shall be deemed to occur upon the failure by the Corporation to redeem shares of the Series A Preferred Stock and to pay the applicable redemption price upon a Change of Control when requested by a holder of Series A Preferred Stock or upon the Mandatory Redemption Date regardless of the reason for such failure, including but not limited to an insufficient amount of legally available funds.

               (b) From and after the occurrence of a Triggering Event, and during the continuation thereof, the holders of a majority of the shares of Series A Preferred Stock shall be entitled to notify the Corporation of their intention to exercise the right of the Series A Preferred Stock (and, upon the giving of such notice, the holders of the Series A Preferred Stock shall have the right), voting as a separate class, to appoint and to elect such additional number of directors as constitutes a majority of the Board of Directors after giving effect to such increase in the number of directors, and, upon receipt of such notice by the Corporation, the number of directors constituting the Board of Directors shall be accordingly increased. Upon termination of such right upon payment in full of all outstanding obligations in respect of a Change of Control redemption or Mandatory Redemption, the directors elected by the holders of Series A Preferred Stock pursuant to this clause (vi) shall be removed and the number of directors shall be reduced accordingly.

          FIFTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

          SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

          SEVENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article SEVENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

          IN WITNESS WHEREOF, JFAX Communications, Inc. has caused this certificate to be signed by Richard S. Ressler, its Chief Executive Officer, on the 14th day of April, 1999.

                              JFAX Communications, Inc.



                              By: /s/ Richard S. Ressler
                                  ___________________________
                                  Richard S. Ressler